Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. to Pay Regular Cash Dividend

Also Announces Dividend Reinvestment and Share Repurchase Plan

NEW YORK, September 24, 2014 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment”), a business development company, today announced that its Board of Directors has adopted a new dividend policy to pay a regular quarterly cash dividend to its shareholders, a dividend reinvestment plan, and a share repurchase plan.

Saratoga Investment will pay quarterly dividends of $0.18 per share for the most recently completed quarter, and $0.22 per share for the quarter ended November 30, 2014. Saratoga Investment anticipates continuing to increase its per share dividends, subject to its net investment income in future quarters. The first dividend will be payable on November 28, 2014 to all stockholders of record at the close of business on November 3, 2014, while the second increased dividend will be payable on February 27, 2015 to all stockholders on record at the close of business on February 2, 2015.

“The quarterly cash dividend is an important transition for Saratoga Investment. As our BDC and SBIC assets grow through the $230 million level, we continue to deploy more SBIC capital as well as build and expand our management team”, said Christian L. Oberbeck, Chairman of the Board and Chief Executive Officer of Saratoga Investment. “The quarterly cash dividend and dividend reinvestment plan allows shareholders desiring cash dividends to receive them, while also providing an opportunity for reinvestment in Saratoga’s growth.”

Saratoga Investment has also adopted a new dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Saratoga Investment declares a dividend, its stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of its common stock. Saratoga Investment has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be issued at a price equal to 95% of the average of the market prices of Saratoga Investment’s common stock at the close of trading on the 10 trading days immediately preceding and ending on the date fixed by its Board of Directors for the payment of the dividend. If shares are purchased in the open market to satisfy the DRIP requirements, they will be issued at a price based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

Saratoga Investment also announced today that its Board of Directors has approved an open market share repurchase plan that allows Saratoga Investment to repurchase up to 200,000 shares of its common stock at prices below its net asset value (NAV) as reported in its then most recently published financial statements. Shares may be purchased in the open market, including through block purchases, as Saratoga Investment’s management deems appropriate. The share repurchase plan does not obligate Saratoga Investment to acquire any specific number of shares. Unless extended by the Board of Directors of Saratoga Investment, the share repurchase plan will expire on October 15, 2015, and may be limited or terminated at any time without prior notice.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in mezzanine debt, senior and unitranche leveraged loans and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment Corp. has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns an SBIC-licensed subsidiary and manages a $300 million collateralized loan Obligation (“CLO”) fund. It also owns 100% of the subordinated notes of the CLO. These diverse funding sources, combined with a permanent capital base, enable Saratoga Investment Corp. to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment Corp. makes with the SEC. Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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